UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report — August 14, 2008

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54957-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 14, 2008, Bemis Company, Inc. (the “Company”) entered into a new revolving bank credit agreement to supplement its existing revolving credit agreements and support the issuance of commercial paper.  Under the terms of the new revolving Credit Agreement dated August 14, 2008, among Bemis Company, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and Wachovia Bank, N.A., as Syndication Agent (the “Credit Agreement”), the Company may borrow up to $125 million through April 29, 2009.  The Company expects to use the credit facility primarily to support its issuance of commercial paper.  The Company pays an annual facility fee on the $125 million Credit Facility of 0.06 percent on the entire amount of the commitment, payable quarterly in arrears.

The participants of the $125 million Credit Agreement and their respective affiliates have been engaged, and each of the participant banks and their respective affiliates may in the future be engaged, to provide services to the Company and its affiliates in the ordinary course of business, including commercial banking, investment management and investment banking.

At the Company’s option, any loan under the Credit Agreement bears interest at a variable rate based on LIBOR or an alternative variable rate based on either the JPMorgan prime rate or the federal funds rate, in each case plus a basis point spread determined by reference to the Company’s debt ratings, as defined in the Credit Agreement.

The Credit Agreement contains standard covenants, including affirmative financial covenants regarding the maintenance of maximum debt to total capitalization ratios and minimum net worth, and negative covenants, which, among other things, limit the disposition of assets, consolidations and mergers, liens and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control and customary ERISA defaults.

SIGNATURES

                Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Gene C. Wulf	By	/s/ Stanley A. Jaffy
	Gene C. Wulf, Senior Vice President and Chief Financial Officer		Stanley A. Jaffy, Vice President and Controller

Date August 18, 2008		Date August 18, 2008